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Associated Estates Realty Corporation

(Name of Registrant as Specified In Its Charter)

Land & Buildings Investment Management, LLC

Land & Buildings Capital Growth Fund, L.P.

Jonathan Litt

Charles M. Elson

R. Scot Sellers

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Land and Buildings Sends Letter to Recently Added Associated Estates Independent Directors

- Applauds Associated Estates Decision to Maximize Shareholder Value -

Stamford, CT— (April 22, 2015) – Land and Buildings applauds Associated Estates’ (NYSE: AEC) (the “Company”) Board of Directors for entering into a definitive agreement today to sell the Company to a real estate fund managed by Brookfield Asset Management (NYSE/TSX: BAM) for $28.75 per share, or approximately $2.5 billion including the assumption of debt. This purchase price represents a 17% premium to yesterday’s closing price and a 65% premium to the price prior to Land and Buildings’ public involvement on June 2, 2014.

Jonathan Litt, Founder and Chief Investment Officer of Land and Buildings, stated:

“We are encouraged that the Board of Associated Estates has chosen to enter into this transaction, which we believe is an outstanding outcome for all shareholders. Our goal at AEC was always to unlock the substantial discount the Company has traded at relative to net asset value, and we are confident that this has now been achieved.

“We are pleased to have played an important role in maximizing value for shareholders of AEC, and believe today’s announcement clearly reflects that Associated Estates’ Board recognized that there was a need to act to address the persistent valuation discount.”

As previously announced, Land and Buildings has nominated three candidates to the AEC board at the Company’s 2015 annual meeting of shareholders. Land and Buildings anticipates that AEC will schedule its next annual meeting only in the event that the transaction does not close.

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

212-750-5833

Media Contact:
Elliot Sloane / Dan Zacchei
Sloane & Company
212-486-9500
Esloane@sloanepr.com or
Dzacchei@sloanepr.com

LAND & BUILDINGS CAPITAL GROWTH FUND, L.P., LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND JONATHAN LITT (COLLECTIVELY, "LAND & BUILDINGS") AND CHARLES M. ELSON AND R. SCOT SELLERS (TOGETHER WITH LAND & BUILDINGS, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON APRIL 6, 2015 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF ASSOCIATED ESTATES REALTY CORPORATION (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, INNISFREE M&A INCORPORATED, LAND & BUILDING'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST

Cautionary Statement Regarding Forward-Looking Statements
This communication contains “forward-looking statements” that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this document are based on information available to Land and Buildings on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Land and Buildings are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Land and Buildings reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Land and Buildings disclaims any obligation to update the information contained herein. Land and Buildings and/or one or more of the investment funds it manages may purchase additional Associated Estates shares or sell all or a portion of their shares or trade in securities relating to such shares.